Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

MOODY’S CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (2)	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(a)	4,000,000 (1)	$353.37	$1,413,480,000	0.00011020	$155,765.50

Total Offering Amounts					$1,413,480,000		$155,765.50

Total Fee Offsets							—

Net Fee Due							$155,765.50

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities which become issuable under the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan as a result of any stock split, stock dividend or similar transaction effected without receipt of consideration which results in an increase in the number of shares of Common Stock outstanding.

(2)

Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the Common Stock of the Registrant on the New York Stock Exchange on July 27, 2023.